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AMENDMENT NO. 1 TO
SCHEDULE 13D JOINT FILING AGREEMENT

        George Keller, Minx M. Auerbach and Lewis Bass hereby agree, and each of the other undersigned parties acknowledge, that George Keller, Minx M. Auerbach and Lewis Bass hereby agree to join and be bound by that certain Joint Filing Agreement, dated May 31, 2002, filed as an exhibit to Amendment No. 2 to the Schedule 13D filed by Gerald Mansbach, Terrance A. Smith and David Roth with the Securities and Exchange Commission on June 3, 2002.

        IN WITNESS WHEREOF, the undersigned have signed this Amendment as of the date set forth below.

Date: June 5, 2002

/s/ GERALD A. MANSBACH GERALD A. MANSBACH	/s/ TERRANCE A. SMITH TERRANCE A. SMITH
/s/ DAVID M. ROTH DAVID M. ROTH	/s/ GEORGE KELLER GEORGE KELLER
/s/ MINX M. AUERBACH MINX M. AUERBACH	/s/ LEWIS BASS LEWIS BASS

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AMENDMENT NO. 1 TO SCHEDULE 13D JOINT FILING AGREEMENT